Exhibit 99.1

Press Release

TRAFFIX
CONTACT:          JOSHUA B. GILLON
                  Traffix, Inc.
                  (845) 620-1212 ext. 205
                  joshg@traffixinc.com

KCSA              JOSEPH A. MANSI/TODD FROMER
CONTACT:          (212) 682-6300 ext. 205/215
                  jmansi@kcsa.com/tfromer@kcsa.com
                  http://www.kcsa.com


              TRAFFIX, INC. SELLS STAKE IN MONTVALE MANAGEMENT FOR
                                  $1.6 MILLION

                                ---------------

                    Parties Sign Two Year Marketing Contract


PEARL RIVER, NY, MARCH 19, 2003 -- TRAFFIX, INC. (NASDAQ: TRFX), a leading on-line direct marketing and database management company, today reported that it has sold its 51% interest in Montvale Management, LLC ("Montvale") for $1.6 million to Mortgage Industry Consultants, LLC ("MIC"), the holder of the remaining 49% interest in Montvale. Traffix invested $50,000 in Montvale when it was formed in September 1999.

Under the terms of the sale agreement, Traffix received $1 million on March 7, 2003, and MIC is obligated to pay Traffix an additional $600,000, payable in monthly installments of $25,000 over the next 24 months. Concurrent with the closing of the sale, Traffix entered into a two year marketing agreement with Montvale pursuant to which Traffix will continue to generate targeted leads and provide related services for Montvale's residential mortgage business, and Montvale is obligated to pay Traffix $40,000 per month for such services. The Company noted that the tax on the sale's capital gain will be offset by capital losses incurred by the Company in previous years.



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Commenting on the sale, Mr. Jeffrey Schwartz, Chairman and Chief Executive
Officer of Traffix, said, "Our partner in Montvale approached us about buying our interest. We thought that this was a great opportunity for us especially after we considered the huge return on our investment - over 30 times, the explosive rally the mortgage industry just experienced, and the tax benefits from the gain on the sale."

Mr. Schwartz noted further that, "Since Traffix owned a majority interest in Montvale, accounting rules dictate that Montvale's operations be consolidated with Traffix's operations, and that Montvale's minority interest in net income be shown as a reduction below the income from operations line item. The fourth quarter of fiscal 2001 was the first fiscal period that included such consolidation. During fiscal 2002, Traffix's consolidated income statement included the following contributions from Montvale: Net Revenue of $6.1 million; Gross Profit of $5.3 million; Selling, General and Administrative Expenses of $4.5 million; and Income from Operations of $ 840,000. Montvale's 49% minority interest in Traffix's fiscal 2002 Net Income was $402,716.

Traffix expects to report a capital gain of $1 million, or approximately $.08 per diluted share, in the second fiscal quarter of 2003, as a result of the Montvale sale.





         ABOUT TRAFFIX, INC:

Traffix, Inc. is a database marketing and management company for a proprietary and affiliate database of millions of permission based, on-line consumers. Traffix acquires customers and provides customized consumer data for its corporate marketing partners from its database and websites. Traffix owns GroupLotto.com (www.grouplotto.com), a leading on-line, free lottery that offers its millions of monthly players an opportunity to win up to $10 million in daily drawings. For more information about Traffix, Inc. visit the website @ www.traffixinc.com.


THIS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO TRAFFIX THAT ARE BASED ON THE BELIEFS OF TRAFFIX'S MANAGEMENT, AS WELL AS ASSUMPTIONS MADE BY AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY. SUCH STATEMENTS REFLECT THE CURRENT VIEWS OF THE COMPANY WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO CERTAIN ASSUMPTIONS, INCLUDING THOSE DESCRIBED IN THIS RELEASE. SHOULD ONE OR MORE OF THESE UNDERLYING ASSUMPTIONS PROVE INCORRECT, ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE DESCRIBED HEREIN AS ANTICIPATED, BELIEVED, ESTIMATED OR EXPECTED. THE COMPANY DOES NOT INTEND TO UPDATE THESE FORWARD-LOOKING STATEMENTS



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PRIOR TO ANNOUNCEMENT OF ITS FISCAL 2003 YEAR-END RESULTS.

THIS RELEASE AND PRIOR RELEASES ARE AVAILABLE ON THE KCSA PUBLIC RELATIONS WORLDWIDE WEB SITE AT www.kcsa.com.